Exhibit 99.1

National Holdings Corporation Reports Financial Results for the Fiscal 2020 Second Quarter

NEW YORK, NY, May 15, 2020 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the 2020 fiscal second quarter.

Financial Highlights:

■	Revenue of $54.5 million versus $46.7 million for the fiscal 2019 second quarter.

■	Loss before other income and income taxes declined to $3.2 million from the $3.9 million recorded in the prior-year quarter.

■	Net loss of $2.5 million compared to net loss of $2.8 million recorded in the prior-year quarter.

■	Quarterly adjusted EBITDA of $0.3 million, up from the ($2.1) million recorded in the second quarter of fiscal 2019.

■	Cash of $18.8 million and no term debt as of March 31, 2020, versus cash of $30.4 million and no term debt as of September 30, 2019.

■	Total stockholders’ equity of $48.8 million as of March 31, 2020, versus $51.6 million as of September 30, 2019.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “The tremendous volatility over the final five weeks of the quarter caused by the global COVID-19 pandemic had a material impact on our results. The significant market stress the pandemic caused halted our investment banking business, with a number of issuers canceling planned financings. We recorded an additional approximate $2 million unrealized loss on our investment holdings; however, we have seen a meaningful rebound in these positions since the end of the quarter. Beyond the COVID-19 impacted headline results, we see many positives. Our operating expenses, excluding variable sales costs, are down this quarter as compared to the year-ago period, and I am hopeful that trend continues in future quarters as we continue to effectively manage our expense base. Our recurring advisory revenue is up for the quarter, despite pricing our advisory portfolios on March 31, 2020 near market lows. This increase in revenue was the result of a record-setting $422 million of net new inflows onto our advisory platform for the quarter. This record was achieved first by our success in recruiting and onboarding many new quality advisors with large books of business, and second, by the effective engagement by our Investment Solutions team with our large network of financial advisors.”

Mr. Mullen continued, “For the past three years we have invested significant resources in our platform for our future growth and financial health. We created a cyber-secure remote portal allowing all of our financial professionals remote access to all our systems from any device. We went paperless with Docupace, creating secure, cloud-based remote paperwork with secure e-signatory capabilities. We collaborated with Salesforce and created a customized CRM tool for our enterprise. We collaborated with Google to move our email and productivity tools to a more secure cloud-based suite. In addition, we launched Protegent by FIS, a best-in-class supervisory system, among numerous other programs. We did this to become competitive in our industry. We did this to best support our financial professionals and the clients they serve. The COVID-19 pandemic is challenging the world in an unprecedented way. National is taking actions to meet that challenge. Our investment in our platform and the implementation of our Business Continuity Plan allowed us to move over 1,000 financial professionals to secure, safe remote-access within days. The transition to remote access was smooth, allowing our advisors to provide uninterrupted service to their clients. I am extremely proud of our technology team for their effort in handling this critical event, and I am as proud of and grateful to all our team members and financial professionals who are rising to this challenge with us.

Finally, this period marks the first-time inclusion of Winslow, Evans & Crocker (“Winslow”) in our income statement, which contributed $2.7 million to total revenue this quarter. As National’s investment advisory activity continues to trend up, Winslow’s strong fee-based business is expected to bolster future recurring revenue.”

Fiscal 2Q 2020 and Six-Month Financial Results

National reported fiscal second quarter revenue of $54.5 million, up $7.8 million or 17% versus the second fiscal quarter of 2019. Brokerage commissions and related fee revenue were exceptionally strong in the current quarter, totaling $34.5 million, up $8.7 million or 34% from the $25.8 million recorded a year ago. The industry saw increased volume throughout the quarter, which accelerated in mid-March on pandemic related trading, while the prior-year quarter was negatively impacted by the U.S. Government shutdown early in calendar 2019. Investment advisory revenue increased to $9.3 million from $5.5 million in the prior-year quarter as the company’s recruiting and focus on portfolio diversification continued to add to advisory assets under management. The COVID-19 pandemic affected our investment banking results in the current quarter as revenue declined $2.2 million, to $7.6 million. Several deals were cancelled or delayed and have been downsized in at least one case. It is important to note that approximately $2 million in unrealized losses were recorded on positions held during the current quarter, which had a dollar-for-dollar impact on income before taxes. We also estimate that based on the company's current forecast of annual revenue for fiscal 2020, approximately 35% is recurring, which represents a substantial increase over historical levels.

For the six-month fiscal year-to-date period, revenue increased $0.9 million to $105.7 million in the current fiscal year. Categorically, the results followed the current quarter with commission and related fees, and investment advisory showing substantial increases of $10.5 and $5.3 million, respectively.

Total expenses increased $7.1 million, or 14%, to $57.7 million compared to the second fiscal quarter of 2019. The consolidation of Winslow contributed to the increase, as the current quarter is the first in which income statement results were consolidated. This increase contributed to all expense categories. The majority of the increase however is due to higher variable commission expenses as the mix of business generated in the quarter moved to brokerage and investment advisory revenue, our lowest margin businesses. Other administrative expenses declined principally due to lower legal and arbitration costs recorded in the current quarter.

Revenue

As noted above, brokerage commissions and investment advisory were the business lines that most significantly impacted the revenue increase during the quarter.

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Commissions and related revenue increased by $8.7 million, or 34%, from the second quarter of fiscal 2019, to $34.5 million on volume increases throughout the quarter, resulting from an increase in the number of revenue producing registered representatives and associated client assets, and Winslow. The prior-year period was negatively impacted by the U.S. Government shut down early in 2019 and ongoing contentious US/China trade negotiations. For the six-month period, revenue of $60.8 million increased $10.2 million, or 20%, from $50.5 million in the prior-year period. Factors contributing to the increase in the current fiscal year-to-date period mirror those of the current versus prior-year quarter.

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Investment banking revenue decreased by $2.2 million to $7.6 million compared to the second quarter of fiscal 2019, down 23%. The current period results were negatively impacted by the sharp downturn in the market for new deals in March as the COVID-19 pandemic took hold. For the six-month period, investment banking revenue decreased $14.1 million to $22.8 million, down 38%. The prior-year period included an exceptionally strong first quarter, on strong private share sales.

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Revenue from investment advisory increased by $3.8 million to $9.3 million, a 69% increase from the prior quarter. Assets under management continued to grow in the quarter from new recruiting, portfolio diversification, and Winslow. For the six-month period, revenue increased to $16.7 million from $11.4 million, up $5.3 million or 47% from the prior-year period.

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Tax preparation and accounting revenue increased by $0.2 million in the quarter, up 5% from the same quarter of fiscal 2019. We continue to acquire small firms and expect continued growth on this new client acquisition. We also expect continued growth in the next two fiscal quarters due to the delay in the IRS filing deadline, extended to July 15. For the six-month period, revenue increased to $5.2 million from $4.9 million a year ago, up 7% from the prior-year period.

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Net dealer inventory losses of $1.2 million in the current quarter were the result of approximately $2 million of unrealized losses taken on the value of the company’s investment holdings. The effect on the six-month period was approximately $1.8 million of unrealized losses, versus $0.8 million in revenue for the prior fiscal year-to-date.

Expenses

Total expenses increased to $57.7 million in the current fiscal year quarter, up $7.1 million or 14% over the comparative year quarter. In addition to the inclusion of Winslow, sales costs drove the remaining increase as the company’s revenue mix increased to lower margin business. Offsetting the sales cost increase was a decline in other administrative expenses due to lower legal and arbitration expenses versus the prior-year quarter.

For the six-month period, total expenses increased $3.9 million to $111.3 million, from $107.4 million a year ago. Aside from the increase associated with WEC and other small infrastructure related expense increases versus the prior year, the six-month period increase mirrors the second quarter comparative increase: sales cost increases on lower margin revenue gains were partially offset by lower legal and arbitration expense.

Earnings

The loss before other income and income taxes totaled $3.2 million, versus a loss of $3.9 million in the fiscal 2019 second quarter. For the six months, the loss before other income and income taxes was $5.6 million versus a loss of $2.6 million in the prior-year six-month period.

The net loss attributable to common shareholders was $1.8 million in the fiscal second quarter, compared to $2.8 million in the prior-year quarter and $3.4 million for the six-month period in the current year, versus $1.8 million for the prior-year six-month period.

These net losses produced losses of $0.13 and $0.22 per share, both basic and fully diluted, for the second quarter and six-month period of the current year, respectively, compared to $0.25 and $0.14 for the second quarter and six-month period of the prior year, respectively.

Adjusted EBITDA increased to $0.3 million in the current quarter, from ($2.1) million recorded in the prior-year quarter. On a six-month basis, AEBITDA declined to ($0.6) million from $2.2 million in the first six months of fiscal 2019.

Balance Sheet

As of March 31, 2020 National had $18.8 million of cash, versus $30.4 million as of September 30, 2019. The Company's balance sheet remains free of any term debt.

Non-GAAP Measures

The Company considers earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our Board and management to monitor and evaluate our business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted should be considered in addition to, rather than as a substitute for pre-tax income, net income (loss) and cash flows from operating activities.

The Non-GAAP measures shown in this release exclude various items detailed further below.

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The Company defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, forgivable loan amortization, unrealized gain/loss on the firm’s warrant portfolio and gain on disposal of a National Tax branch.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With approximately 1,000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services Inc. (formerly Gilman Ciocia, Inc.), GC Capital Corporation and the Winslow, Evans & Crocker entities. Formed as a holding company in 1996, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.yournational.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including the impact of the COVID-19 pandemic, investor confidence may further weaken, negatively affecting brokerage services revenue, investment banking revenue may continue to be negatively affected if market conditions worsen, the value of our carried interest may decline prior to being recognized and other risks described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:

Email: ir@yournational.com

Telephone: +1 212 417 3638

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2020 (Unaudited)	September 30, 2019
ASSETS
Cash	$18,847,000	$30,443,000
Restricted cash	962,000	960,000
Cash deposits with clearing organizations	653,000	436,000
Securities owned, at fair value	7,583,000	12,481,000
Receivables from broker-dealers and clearing organizations	4,638,000	3,490,000
Forgivable loans receivable	4,087,000	1,834,000
Other receivables, net	8,761,000	5,672,000
Prepaid expenses	4,582,000	3,639,000
Fixed assets, net	4,763,000	5,067,000
Intangible assets, net	10,921,000	5,441,000
Goodwill	7,903,000	5,153,000
Deferred tax asset, net	4,542,000	4,560,000
Operating lease assets	14,515,000	—
Other assets	1,599,000	2,031,000
Total Assets	$94,356,000	$81,207,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accrued commissions and payroll payable	$12,773,000	$18,590,000
Accounts payable and accrued expenses	7,373,000	8,643,000
Deferred clearing and marketing credits	262,000	367,000
Contingent consideration	7,109,000	1,620,000
Operating lease liabilities	16,658,000	—
Other	1,366,000	388,000
Total Liabilities	45,541,000	29,608,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at March 31, 2020 and September 30, 2019; 13,476,519 shares issued and outstanding at March 31, 2020 and 13,158,441 shares issued and outstanding at September 30, 2019	269,000	263,000
Additional paid-in-capital	91,523,000	90,354,000
Accumulated deficit	(44,135,000)	(40,779,000)
Total National Holdings Corporation Stockholders’ Equity	47,657,000	49,838,000
Non-controlling interest	1,158,000	1,761,000
Total Stockholders’ Equity	48,815,000	51,599,000

Total Liabilities and Stockholders’ Equity	$94,356,000	$81,207,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended March 31,		Six Month Period Ended March 31,
	2020	2019	2020	2019
Revenues
Commissions	$31,153,000	$22,801,000	$54,320,000	$43,812,000
Net dealer inventory gains (losses)	(1,220,000)	1,269,000	(28,000)	766,000
Investment banking	7,557,000	9,797,000	22,785,000	36,868,000
Investment advisory	9,273,000	5,514,000	16,662,000	11,372,000
Interest and dividends	1,125,000	1,412,000	2,519,000	2,996,000
Transaction fees and clearing services	2,180,000	1,588,000	3,954,000	3,737,000
Tax preparation and accounting	4,308,000	4,122,000	5,239,000	4,897,000
Other	158,000	197,000	274,000	359,000
Total Revenues	54,534,000	46,700,000	105,725,000	104,807,000

Operating Expenses
Commissions, compensation and fees	49,343,000	40,633,000	94,642,000	90,043,000
Clearing fees	754,000	530,000	1,078,000	1,289,000
Communications	1,099,000	697,000	1,773,000	1,519,000
Occupancy	1,225,000	980,000	2,393,000	1,906,000
License and registration	958,000	747,000	1,983,000	1,326,000
Professional fees	1,877,000	1,733,000	4,071,000	3,717,000
Interest	24,000	10,000	38,000	18,000
Depreciation and amortization	812,000	461,000	1,342,000	858,000
Other administrative expenses	1,657,000	4,808,000	3,960,000	6,713,000
Total Operating Expenses	57,749,000	50,599,000	111,280,000	107,389,000
Income (Loss) before Other Income (Expense) and Income Taxes	(3,215,000)	(3,899,000)	(5,555,000)	(2,582,000)

Other Income (Expense)
Gain on disposal of National Tax branch	297,000	—	297,000	—
Other income (expense)	5,000	6,000	121,000	12,000
Total Other Income	302,000	6,000	418,000	12,000
Income (Loss) before Income Taxes	(2,913,000)	(3,893,000)	(5,137,000)	(2,570,000)

Income tax expense (benefit)	(453,000)	(1,108,000)	(1,178,000)	(741,000)
Net Income (Loss)	(2,460,000)	(2,785,000)	(3,959,000)	(1,829,000)

Net loss attributable to non-controlling interest	697,000	—	603,000	—
Net income (loss) attributable to National Holdings Corporation common shareholders	$(1,763,000)	$(2,785,000)	$(3,356,000)	$(1,829,000)

Net income (loss) per share attributable to National Holdings Corporation common shareholders - Basic	$(0.13)	$(0.22)	$(0.25)	$(0.14)
Net income (loss) per share attributable to National Holdings Corporation common shareholders - Diluted	$(0.13)	$(0.22)	$(0.25)	$(0.14)

Weighted average number of shares outstanding - Basic	13,364,498	12,714,002	13,266,291	12,628,606
Weighted average number of shares outstanding – Diluted	13,364,498	12,714,002	13,266,291	12,628,606

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net income (loss) attributable to common shareholders, as reported	$(1,763,000)	$(2,785,000)	$(3,356,000)	$(1,829,000)
Interest expense	24,000	10,000	38,000	18,000
Income taxes	(453,000)	(1,108,000)	(1,178,000)	(741,000)
Depreciation	252,000	172,000	495,000	341,000
Amortization	560,000	289,000	847,000	517,000
EBITDA	(1,380,000)	(3,422,000)	(3,154,000)	(1,694,000)
Non-cash compensation expense	538,000	1,480,000	1,445,000	2,802,000
Forgivable loan amortization	224,000	162,000	387,000	333,000
Unrealized loss (gain) on the firm's warrant portfolio	1,168,000	(297,000)	971,000	$723,000
Gain on disposal of National Tax branch	(297,000)	—	(297,000)	$—
EBITDA, as adjusted	$253,000	$(2,077,000)	$(648,000)	$2,164,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, forgivable loan amortization, unrealized gains/losses on the firm’s warrant portfolio and gain on disposal of National Tax branch.